News Release
FOR IMMEDIATE RELEASE

MEDIA CONTACT
Intervoice, Inc.
Stephanie Leonard
+ 1 (972) 454-8231
stephanie.leonard@intervoice.com

10-04

Intervoice Appoints New Board Member

Former NYNEX Executive Brings Over 30 Years of
Telecom Experience to Intervoice’s Board of Directors

DALLAS — March 9, 2004 — Intervoice, Inc. (Nasdaq: INTV), the world leader in converged voice and data solutions, today announced the appointment of Don Reed to its board of directors. Mr. Reed brings extensive experience in the area of telecommunications and next-generation networking. The Intervoice appointment of Mr. Reed to Intervoice’s board fills the vacancy left by Grant Dove, a longtime board member who passed away in November 2003.

Most recently, Mr. Reed served as Chief Executive Officer Cable & Wireless Global which incorporates Cable & Wireless plc’s wholly-owned operations in the US, UK, Europe and Japan and is a leading global provider of internet protocol (IP) and data services to business customers. Mr. Reed was a member of the Board of Directors of Cable & Wireless plc for three years and was appointed joint Chief Executive Officer responsible for Global Services in 2000. Prior to this appointment, Mr. Reed was Chief Executive Officer, Regional Businesses since May 1999.

“Don brings vast industry experience, technical expertise and dynamic business leadership to Intervoice,” said David W. Brandenburg, Chief Executive Officer and Chairman of the Board with Intervoice. “He will be a valuable contribution to Intervoice as it continues to position itself for future growth. We are honored to have him join our board.”

Before joining Cable & Wireless, Mr. Reed served as CEO of Cabletron Systems, at that time the third-largest U.S. producer of networking equipment. Prior to that, Mr. Reed was President and Group Executive of NYNEX where he held several executive-level positions. Mr. Reed graduated from Virginia Military Institute in 1966 and joined New England Telephone.

After serving in the U.S. Army until 1969, he re-joined New England Telephone and held a variety of positions until 1983 when he was promoted to State Vice President in New Hampshire. Three years later he became NYNEX’s Vice President of Government Affairs in Washington, DC, and was later appointed President of NYNEX Information Resources Company (Yellow Pages). In April 1991 he was appointed Executive Vice President and Chief Operating Officer of New England Telephone.

Don currently serves on the board as a non-executive Director at Aggregate Industries and has previously served on the NYNEX Telecommunications and Bell Atlantic Boards.

About Intervoice
With more than 20 years of experience, Intervoice, Inc. (NASDAQ: INTV) creates measurable business value by applying innovative speech technology to optimize voice automation solutions. Intervoice provides developers, enterprises and carriers with the platform, software and services necessary to enable an interactive dialogue with technology, resulting in improved operational efficiencies, revenue, and customer satisfaction. Omvia®, the open, standards-based Intervoice product suite, consists of advanced messaging, portal, IVR and payment applications. The Omvia Voice Framework is the most open voice solution on the market, allowing unparalleled scalability and flexibility within a traditional, VXML or SALT environment. Intervoice has more than 22,000 active deployments worldwide including Ameritrade, Amtrak, Citibank, MasterCard, O2, Rogers AT&T Wireless, SBC, Travelocity, Verizon and Vodafone. A Microsoft Certified Partner, Intervoice is headquartered in Dallas with offices in Europe, the Middle East, South America, Africa and Asia-Pacific. For more information, visit www.intervoice.com.

# # #